Ellington Credit Company N-2

Exhibit 99.(l)(1)

Three Bryant Park 1095 Avenue of the Americas New York, NY 10036-6797 +1 212 698 3500 Main +1 212 698 3599 Fax www.dechert.com

April 16, 2026

Ellington Credit Company

53 Forest Avenue, Suite 301

Old Greenwich, CT 06870

Re:	Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as counsel to Ellington Credit Company, a Delaware statutory trust (the “Company”), in connection with the preparation and filing under the Securities Act of 1933, as amended (the “Securities Act”), and under the Investment Company Act of 1940, as amended (the “Investment Company Act”), of a registration statement on Form N-2 (File No. 811-24071) as originally filed with the U.S. Securities and Exchange Commission (the “Commission”) on April 16, 2026 (the “Registration Statement”), relating to the resale of up to 7,500,000 shares (the “Shares”) of the Company’s common shares of beneficial interest, no par value, to be issued by the Company to the selling stockholder of the Company named in the Registration Statement (the “Selling Stockholder”) pursuant to the Common Share Purchase Agreement, dated April 16, 2026 (the “Purchase Agreement”), by and among the Company, Ellington Credit Company Management LLC, Ellington Credit Company Administration LLC and the Selling Stockholder. This opinion letter is being furnished to the Company in accordance with the requirements of Item 25 of Form N-2 under the Securities Act and the Investment Company Act, and no opinion is expressed herein as to any matter other than as to the legality of the Shares.

In rendering the opinion expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for rendering this opinion, including the following documents:

(i)	the Registration Statement;

(ii)	the Purchase Agreement;

(iii)	the Certificate of Trust of the Company;

(iv)	the Amended and Restated Declaration of Trust of the Company;

(v)	the Amended and Restated Bylaws of the Company;

Ellington Credit Company April 16, 2026 Page 2

(vi)	a certificate of good standing with respect to the Company issued by the Secretary of State of the State of Delaware as of a recent date; and

(vii)	resolutions of the board of trustees of the Company relating to, among other things, the authorization and issuance of the Shares.

As to the facts upon which this opinion is based, we have relied, to the extent we deem proper, upon certificates of public officials and certificates and written statements of agents, officers, directors, employees and representatives of the Company without having independently verified such factual matters.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as copies. In addition, we have assumed (i) the legal capacity of natural persons who are signatories to the documents examined by us and (ii) the legal power and authority of all persons signing on behalf of the parties to such documents

On the basis of the foregoing and subject to the assumptions and qualifications set forth in this letter, we are of the opinion, as of the date hereof, that (i) the Shares have been duly authorized for issuance by all necessary action on the part of the Company and (ii) when the Shares are (a) issued and delivered against receipt by the Company of payment therefor in accordance with the terms of the Purchase Agreement and (b) if applicable, countersigned by the transfer agent, the Shares will be validly issued, fully paid and nonassessable.

The opinions expressed herein are limited to the federal laws of the United States of America, the laws of the State of New York and the Delaware Statutory Trust Act. We are members of the bar of the State of New York. We express no opinion concerning the laws of any other jurisdiction, and we express no opinion concerning any state securities or "blue sky" laws, rules or regulations, or any federal, state, local or foreign laws, rules or regulations relating to the offer and/or sale of the Shares. The opinions expressed herein are based upon the law in effect and the documentation and facts known to us on the date hereof.

This opinion letter has been prepared solely for your use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement and to the reference to this firm under the caption “Legal Counsel” in the prospectus which forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP